Exhibit 3.1
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENEXUS ENERGY CORPORATION

Pursuant to Sections 242 and 245 of the General
Corporation Law of the State of Delaware

Enexus Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
1.	The name of the Corporation is Enexus Energy Corporation (the “Corporation”).

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 18, 2008.

3.	This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the GCL, and by the unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the GCL.

4.	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

5.	As so restated and integrated and further amended, the Amended and Restated Certificate of Incorporation (hereafter this “Certificate of Incorporation”) is as follows:
     FIRST: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
     SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the Delaware Code.
     THIRD: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is                      shares of common stock, par value $0.01 per share (the “Common Stock”), and                      shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
          (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations, and restrictions, of the Common Stock are as follows:

               (1) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.
               (2) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.
               (3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.
               (4) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscriptions rights.
          (c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
          (d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

     FOURTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (b) The Board of Directors shall consist of not less than five (5) nor more than nineteen (19) members, the exact number of which shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.
     (c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     (d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     (e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FOURTH unless expressly provided by such terms.

     FIFTH: In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the By-Laws of the Corporation. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote at an election of directors.
     SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation.
     SEVENTH: Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board, the person, if any, designated by the Board of Directors as the Chief Executive Officer of the Corporation, or by a majority of the members of the entire Executive Committee of the Board of Directors, if there shall be one.
     EIGHTH: (a) To the fullest extent authorized or permitted by the GCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intential misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     Any repeal or modification of this Section (a) of Article EIGHTH shall not have any effect on the liability or alleged liability of any director of this Corporation for any act or omission of such director occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     (b) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the GCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (b) of Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section (b) of Article EIGHTH to directors and officers of the Corporation.
     The rights to indemnification and to the advancement of expenses conferred in this Section (b) of Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.
     Any repeal or modification of this Section (b) of Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Section (b) of Article EIGHTH with respect to any acts or omissions occurring prior to such repeal or modification.
     (c) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL. The Corporation may also obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate for the protection of any or all such persons.
     NINTH: The name and mailing address of the Sole Incorporator is as follows:

Name	Mailing Address
Deborah M. Reusch	P.O. Box 636
Wilmington, DE 19899
     TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed this ___ day of                     , 2008.

ENEXUS ENERGY CORPORATION

By:

Name:
Title: